Exhibit 99.1

Penn Virginia Announces Michael Hanna’s Resignation from the Board

HOUSTON, May 30, 2019 - Penn Virginia Corporation (“Penn Virginia”) today announced that Michael Hanna has resigned from the Board of Directors, effective immediately.

“I have appreciated the opportunity to serve on Penn Virginia’s Board and enjoyed contributing to the strategic direction of the Company. I feel now is the right time to transition off of the Board, given the strength of the Company’s Board and business plan. I’m confident in Penn Virginia’s future as I increase my focus on my other responsibilities at KLS,” said Mr. Hanna.

“Michael has provided valuable contributions to Penn Virginia during his tenure,” said Darin G. Holderness, Chairman of the Board. “On behalf of the entire Board, I want to thank him for his dedication to our Company and wish him all the best.”

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company’s website is not part of this release.

Contact

Clay Jeansonne
Investor Relations
Ph: (713) 722-6540
E-Mail: invest@pennvirginia.com